ACTION BY WRITTEN CONSENT OF DIRECTORS
OF
EMPIRICAL VENTURES, INC.
a Nevada Corporation

The undersigned Directors of Empirical Ventures, Inc., a Nevada Corporation (the “Corporation”), hereby consent to the following actions of the Corporation, taken by this unanimous written consent, pursuant to the provisions of the Bylaws of the Corporation and the Nevada Business Corporation Act.

WHEREAS, the Corporation has deemed the following actions to be in its best interests;

NOW, WHEREFORE IT IS RESOLVED AS FOLLOWS:

1.           Change of Corporate Name

RESOLVED, That the Corporation is hereby authorized to change the name of the Corporation from Empirical Ventures, Inc. to Go-Page Corporation

RESOLVED FURTHER: That Holladay Stock Transfer, Inc., the registrar and transfer agent of the Corporation is authorized to change certificates representing said shares of the Corporation.

2.         Increase in Authorized Share Capital

RESOLVED, That the Corporation is hereby authorized to increase the Authorized Common Shares from 50, 000,000 fifty Million to 200,000,000  two hundred million Common Shares.

2.             Reverse Stock Split

RESOLVED: That the Corporation is hereby authorized to consolidate the Company's issued and outstanding Common shares of capital stock on a thirty five (35) old common shares for one (1) new common share. (1-35).

RESOLVED FURTHER: That Holladay Stock Transfer, Inc., the registrar and transfer agent of the Corporation is authorized to change certificates representing said shares of the Corporation.

3.           OMNIBUS RESOLUTION.

RESOLVED FURTHER:  That the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed in the name and on behalf of the Corporation, to take any and all actions reasonably necessary or appropriate to carry out the intent of the above resolutions, including the execution of documents, and making any filings with federal and state securities authorities as they deem necessary or appropriate, and that any and all actions taken by the officers in connection therewith are hereby ratified, confirmed, and approved.

This Unanimous Written Consent may be executed in counter parts and by facsimile and such counterparts and facsimile copies shall be conclusive evidence of the consent and ratification of the matters contained herein by the undersigned director(s).

Dated: March 3, 2014                                      /s/Peter Schulhof
                                                          Peter Schulhof - Director

Dated: March 3, 2014                                    /s/ Stewart Irvine
                                                          Stewart Irvine – Director

Dated: March 3, 2014                                    /s/ Derek Ward
                                                         Derek Ward - Director

Dated:  March 3, 2014                                    /s/ Anthony Jackson
                                                          Anthony Jackson – Director